As filed with the Securities and Exchange Commission on June 30, 2020

Registration No. 333-120552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECH DATA CORPORATION

(Exact Name of Registrant as specified in its charter)

Florida	59-1578329
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida 33760

(727) 539-7429

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Charles V. Dannewitz

Executive Vice President and Chief Financial Officer

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

(727) 539-7429

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew J. Nussbaum, Esq.

DongJu Song, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Approximate date of commencement of proposed sale of the securities to the public: Not applicable

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed to remove from registration all unsold securities of Tech Data Corporation, a Florida corporation (the “Company” or the “Registrant”) registered under the following Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission:

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Registration Statement No. 333-120552, filed on November 16, 2004 as amended by Amendment No. 1 filed on December 8, 2004, Amendment No. 2 filed on December 14, 2004, Amendment No. 3 filed on December 15, 2004 and Post-Effective Amendment No. 1 filed on December 15, 2004, registering the offer and sale of 4,871,913 shares of Common Stock, $0.0015 par value per share, issuable under the 2.0% Convertible Subordinated Debentures due 2021.

The Company, Tiger Midco, LLC, a Delaware limited liability company (“Parent”), and Tiger Merger Sub Co., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Agreement”) dated as of November 12, 2019, as amended on November 27, 2019 by Amendment No. 1 to the Agreement and Plan of Merger. The Agreement contemplated that Purchaser would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a direct wholly owned subsidiary of Parent. The Merger became effective on June 30, 2020 as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Florida.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the Company’s undertaking in Part II, Item 17(d) of the Registration Statement, the Company hereby removes from registration any securities registered under the Registration Statement that remained unsold as at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida on June 30, 2020.

TECH DATA CORPORATION

By:	/s/ Charles V. Dannewitz
Name:	Charles V. Dannewitz
Title:	Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478(c) under the Securities Act of 1933, as amended.

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